Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Medley Management Inc. of our report dated April 1, 2019, relating to the consolidated financial statements of Medley Management Inc., appearing in the Annual Report on Form 10-K of Medley Management Inc. for the year ended December 31, 2018.

/s/ RSM US LLP

New York, New York
June 4, 2019